Exhibit 10.26

MTS SYSTEMS CORPORATION
Amended and Restated
EXECUTIVE SEVERANCE PLAN
Effective October 1, 2013

ARTICLE 1
Establishment of Plan
1.1.        Establishment of Plan. MTS Systems Corporation, a Minnesota corporation, (the “Company”) establishes the MTS Systems Corporation Executive Severance Plan (the “Plan”). This Plan was approved by the Compensation Committee on September 30, 2013, and the Board of Directors on October 1, 2013. Capitalized terms used in this Plan shall have the meaning set forth in this Plan.

1.2.    Purpose of the Plan. The purpose of this Plan is to provide uniform and consistent benefits to Participants who incur a Separation from Service with the Company or its Affiliates under the conditions set forth in this Plan. This Plan is an unfunded welfare benefit plan maintained by the Company for a select group of management or highly compensated employees and, as such, is intended to be exempt from the provisions of Parts 2, 3 and 4 of Subtitle B of Title I of ERISA and shall be administered and interpreted to give effect to such intent.

1.3.    Applicability of the Plan. This Plan constitutes the complete and entire statement regarding severance pay for all employees of the Company or its Affiliates who meet the Plan’s eligibility requirements and supersedes any and all previous severance agreements and except as provided in Sections 1.4 and 3.1, any other plan, policy, custom or practice providing severance benefits to Participants in this Plan.

1.4.    Effective Date; Term of Plan. This Plan shall be effective from and after the Effective Date and shall continue in effect until amended or terminated as provided in Article 7; provided, however, that if a Change in Control, as defined in the MTS Systems Corporation Executive Change in Control Severance Plan, shall occur during the term of this Plan, the separate Executive Change in Control Severance Plan shall thereafter be effective and supersede this Plan to the extent provided in that Plan.

ARTICLE 2
Definitions
2.1.    “Affiliate” means an entity that would be considered with the Company a single employer under Sections 414(b) and (c) and 1563(a) of the Code, except that 50% shall be substituted for the 80% each place it appears in Sections 414(b) and (c) and 1563(a) of the Code.

2.2.    “Annual Compensation” means the Participant’s regular basic annualized cash remuneration in effect during the then current fiscal year before deductions for taxes and other items withheld (and without giving effect to any reduction that would constitute Good Reason), payable to such individual for services rendered to the Company or an Affiliate, but not including perquisites, allowances, per diem payments, bonuses, incentive compensation, stock options, equity compensation, fringe benefits, special pay, awards or commission.

2.3.    “Cause” means:

(a)
the willful and continued failure by the Participant (other than any such failure resulting from (i) Disability, (ii) any such actual or anticipated failure after the issuance of a Notice of Termination by the Participant for Good Reason or (iii) the Company’s active or passive obstruction of the performance of the Participant’s duties and responsibilities) to perform substantially the duties and responsibilities of the Participant’s position with the Company after a written demand for substantial performance is delivered to the Participant by the Chief Executive Officer (or in the case of the Chief Executive Officer, the Chair of the Compensation Committee of the Board of Directors) of the Company, which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed his/her duties or responsibilities;

(b)
the conviction of the Participant by a court of competent jurisdiction for felony criminal conduct which, in the good faith opinion of the Company, would impair the Participant’s ability to perform his or her duties or impair the business reputation of the Company;

(c)	the willful engaging by the Participant in fraud or dishonesty that is demonstrably and materially injurious to the Company, monetarily or otherwise: or

(d)	a material violation by the Participant of the Company’s policies or codes of conduct.
2.4.    “Code” means the Internal Revenue Code of 1986, as amended, and regulations and other guidance promulgated thereunder.
2.5.    “Company” means MTS Systems Corporation, a Minnesota corporation, and any successor thereto.
2.6.    “Conduct Detrimental to the Company” means:

(a)
conduct that results in the Participant’s termination for Cause as defined in Section 2.3 (or that would have resulted in termination for Cause if known by the Company prior to the termination of Participant’s employment);

(b)	conduct in violation of the MTS Employee Agreements and any similar document between the Participant and the Company;

(c)	violation of the provisions of Section 5.1 of this Plan; or

(d)	restatement of the Company’s financial statements resulting from errors, omissions or fraud by the Participant during the Participant’s employment with the Company or its Affiliates.
2.7.    “Conflicting Product” means any product, process, system or service of any person or entity, in existence or under development, which is the same as or similar to or competes with, or has a usage allied to, a product, process, system, or service produced, developed, or used by the Company or its Affiliates.
2.8.    “Date of Termination” means the date specified in the Notice of Termination, which shall not be less than five nor more than 30 days, from the date such Notice of Termination is given and on which occurs a Separation from Service as defined in Section 2.15 below.
2.9.    “Disability” means the Participant has incurred or is afflicted with any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and. as a result, the Participant has become eligible for and begun receiving income replacement benefits under the terms of the Company’s long-term disability plan or policy as may be in effect from time to time.
2.10.    “Effective Date” means October 1, 2013.
2.11.    “Eligible Employee” means an individual who is classified as a regular employee of the Company or an Affiliate who meets the following requirements:

(a)
the Chief Executive Officer (“CEO”) of the Company or an individual who reports directly to the CEO and whose annual compensation continues to be subject to review and approval each year by the Compensation Committee of the Board of Directors; and

(b)
is not a party to a separate written agreement between the Company or an Affiliate that provides for any payment or benefit, including but not limited to severance, to the employee in connection with, and for the period following, the employee’s Separation from Service.

2.12.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations and guidance promulgated thereunder.
2.13.    “Good Reason” means, without the Participant’s express written consent, any of the following:

(a)
the assignment to the Participant of duties materially inconsistent with the Participant’s authority, duties or responsibilities with respect to the Participant’s position or any action by the Company that results in a diminution in such authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity);

(b)	a material reduction in the Participant’s base salary;

(c)	a material reduction in the budget over which the Participant retains authority;

(d)	a change in the geographic location at which the Participant must perform services for the Company greater than 25 miles from the prior location; and

(e)
any material violation of this Plan by the Company, including but not limited to, any purported termination of the Participant’s employment that is not made pursuant to a Notice of Termination satisfying the requirements of this Plan.

The Participant shall be entitled to terminate his or her employment for Good Reason only if: (i) the Participant provides written notice to the Chief Executive Officer (or in the case of the Chief Executive Officer, to the Chair of the Compensation Committee of the Board of Directors) of the Company of the existence of a condition specified in paragraphs (a) through (e) above within 90 days of the initial existence of the condition; (ii) the Company does not remedy such condition within 30 days of the date of such notice; and (iii) the Participant terminates employment within 90 days following the last day of the remedial period described above.
2.14.    “Multiplier” means 100% with respect to all Participants.

2.15.    “Notice of Termination” means a notice that shall indicate the specific termination provision in this Plan relied upon and shall set forth the facts and circum-stances claimed to provide a basis for termination of the Participant’s employment.
2.16.    “Separation from Service” means the Participant’s termination of employment from the Company or its Affiliates. The Company will determine whether a Participant has incurred a Separation from Service based on the facts and circumstances and in accordance with Treas. Reg. §1.409A-1(h)(1)(ii). The Company and the Participant shall take all steps necessary (including with regard to any post-termination services by the Participant) to ensure that any termination constitutes a Separation from Service as defined in this Section.
ARTICLE 3
Eligibility and Participation in the Plan
3.1.    Eligibility to Participate. An individual shall become a Participant on the day such individual becomes an Eligible Employee; provided, however, that, except as provided in the next sentence, any individual who is an Eligible Employee on the Effective Date of this Plan shall become a Participant on the Effective Date. Any Eligible Employee who, on the Effective Date, is eligible to receive a severance benefit under an individual severance agreement between the Company and the individual, shall not become a Participant on the Effective Date, but shall become a Participant immediately following the expiration and termination of all rights under such individual severance agreement.
3.2.    Termination of Participation. An individual ceases to be a Participant on the earliest of:

(a)	the date the Participant ceases to be an Eligible Employee;

(b)	the date the Plan is amended pursuant to Section 7.1 to exclude the Participant from participation; or

(c)	the date this Plan is terminated pursuant to Section 7.2.
ARTICLE 4
Severance Benefits
4.1.    Eligibility for Severance Payment. Subject to the conditions set forth in Section 4.3 and Article 5, the Participant shall be entitled to benefits provided in Section 4.2 if the Participant incurs a Separation from Service with the Company:

(a)	by the Company other than for (i) Cause, (ii) the Participant’s death or (iii) the Participant’s Disability; or

(b)	by the Participant for Good Reason.
The Participant shall not be entitled to the benefits provided in Section 4.2 if such Separation from Service is: (i) because of the Participant’s death or Disability, (ii) by the Company for Cause, or (iii) by the Participant other than for Good Reason.

4.2.    Severance Payment. Subject to the conditions set forth in Section 4.3 and Article 5, the Company shall provide to the Participant who satisfies the requirements of Section 4.1 the following amounts and benefits:

(a)
A severance amount (the “Severance Payment”) equal to the Participant’s Multiplier times the Participant’s Annual Compensation. The Severance Payment shall be divided and paid in equal installments on each payroll pay date during the 12 month period beginning no later than 60 days after the Participant’s Date of Termination. In the event that the 60-day period in this Section 4.2 extends over two calendar years, then the first installment of the Severance Payment shall be made in the second calendar year. If the Participant should die before all Severance Payments have been paid, any payments then remaining shall cease and no further Severance Payments shall be due under this Plan.

(b)
If the Participant is eligible and applies for health continuation coverage under Code Section 4980B or other applicable law (“COBRA Coverage”), life, accident and health insurance benefits substantially similar to those that the Participant is receiving or entitled to receive immediately prior to the Notice of Termination and the Company shall subsidize the premium cost on a pre-tax basis, equal to the Company’s share of the premiums; provided however, that if the Company’s pre-tax subsidy would result in discrimination under any tax law, then the Company shall pay an amount equal to 200% of such monthly premiums as additional compensation to the Participant. The Participant shall be responsible for the payment of his or her portion of the premiums for such benefits at the same relative percentage of total premiums as the Participant paid prior to the Date of Termination. The benefit provided under this Section 4.2(b) shall continue for a period ending on the earlier of: (i) the end of the 12th month after the Date of Termination, or (ii) the date COBRA coverage ends (the “Benefit Continuation Period”). The cost of providing such benefits shall be in addition to (and shall not reduce) the Severance Payment. Benefits otherwise receivable by the Participant pursuant to this subsection (b) shall be reduced to the extent comparable benefits are actually received by the Participant during the Benefit Continuation Period, and any such benefits actually received by Participant shall be reported to the Company.

4.3.    Release. The benefits in Section 4.2 are conditioned upon the Participant executing and not rescinding within the time permitted under applicable law, a release of claims as provided in a form substantially similar to that provided in Exhibit A (the “Release”). The Release will be presented to the Participant no later than five days after the Participant’s Date of Termination.
4.4    Accrued Benefits. In addition to the benefits provided in Section 4.2, the Participant shall be entitled to the following benefits and payments upon the Participant’s Separation from Service:

(a)	the payment of the Participant’s base salary as in effect at the time the Notice of Termination is given and any other form or type of compensation otherwise payable through the Date of Termination;

(b)
the right to receive all benefits payable to the Participant in accordance with the terms under the Company pension and welfare benefit plans or any successor of such plan and any other plan or agreement relating to retirement benefits; and

(c)
the right to exercise and to receive all benefits in which the Participant was vested on the Date of Termination, in accordance with the terms of all awards under any Company stock purchase and stock incentive plans or programs, or any successor to any such plans or programs.

4.5.    No Mitigation. The Participant shall not be required to mitigate the Severance Payment by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 4.2 be reduced by any compensation earned by the Participant as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise except as provided in Article 5.
ARTICLE 5
Forfeiture and Recapture of Severance Payment
5.1.    Noncompetition. As a condition of receiving the Severance Payment under this Plan, the Participant will not render services, directly or indirectly, in connection with the design, implementation, development, manufacture, marketing, sale, merchandising, leasing, servicing or promotion of any Conflicting Product to any person or entity, wherever located, for a period of one year following the Date of Termination.
5.2.    Recapture. The Company shall have no obligation to pay the Participant the Severance Payment and the Participant agrees to repay any portion of such Severance Payment previously paid in excess of $10,000, if the Company establishes, by a preponderance of the evidence, that the Participant engaged in Conduct Detrimental to the Company during the Participant’s period of employment or, in the case of conduct described in Section 5.1, during the one-year period following the Participant’s Date of Termination.
5.3.    Offset for Clawback. The Company shall offset against any Severance Payment due and owing to the Participant any incentive compensation previously paid to the Participant by the Company that the Participant is required by law or the terms of any incentive compensation plan or agreement, to repay to the Company as a result of any material misstatement of the Company’s financial statement or for any other reason, regardless of the Participant’s culpability.
ARTICLE 6
Administration and Claims
6.1.    Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company; provided, however, that the Committee may delegate any and all of its powers and authority to a person or committee appointed by the Committee, subject to its review, and in that case, all references in the Plan to the Compensation Committee shall instead mean such person or other committee. The Compensation Committee shall have full power to construe, interpret and administer this Plan, including to make any determination required under this Plan and to make such rules and regulations as it deems advisable for the operation of this Plan. All determinations of the Compensation Committee shall be final and binding on all parties, subject only to the review of the Board of Directors of the Company.

6.2.    Named Fiduciary and Plan Administrator. The Company is designated as the Named Fiduciary of the Plan. The Chief Human Resources Officer of the Company is authorized to perform general administrative functions under the Plan on behalf of the Company. Personnel acting within the scope of their employment on behalf of the Company in the performance of its duties on behalf of the Named Fiduciary under this Plan shall not become or be deemed to be fiduciaries in their individual capacity.
6.3.    Claims Procedure and Review. A Participant may make a claim for Plan benefits within the time and in the manner described herein. Such claim shall be made within 60 days after the claim arises by filing a written request with the Chief Executive Officer (or in the case of the Chief Executive Officer, to the Chair of the Compensation Committee of the Board of Directors) of the Company. The claim shall be determined by the Compensation Committee within a reasonable time (not to exceed 60 days except in unusual circumstances after notice to the Participant of the delay) after the receipt of the written claim. Notice of the Compensation Committee’s decision shall be communicated to the Participant in writing. If the claim is denied, the notice shall include the specific reasons for the denial (including reference to pertinent Plan provisions), a description of any additional material or information necessary for the Compensation Committee to reconsider the claim, the reasons for any of such additional material or information, and an explanation of the review procedure.
6.4.    Appeal. The Participant or his or her duly authorized representative may, within 60 days after receiving such written notice of review, request the Board of Directors to review the Compensation Committee’s decision. The Board of Directors shall afford the claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision in writing within 60 days after receipt of the request for review.
ARTICLE 7
Amendments and Termination
7.1.    Amendments. The Company reserves the right to amend or modify, in whole or in part, any or all of the provisions of this Plan at any time by a written instrument approved by the Compensation Committee; provided, however, that no amendment or modification shall:

(a)	be effective earlier than six months after written notice of the amendment is given to each Participant; and

(b)	deprive any Participant of any Severance Payment to which he or she has vested and is entitled to under this Plan prior to the effective date of the amendment.
7.2.    Termination. Continuation of the Plan is not assumed as a contractual obligation of the Company and the right is reserved by the Company, by written instrument approved by the Compensation Committee, to reduce, suspend or discontinue this Plan; provided, however, that no such reduction, suspension or discontinuance shall:

(a)	be effective earlier than six months after written notice of the action is given to each Participant; and

(b)	deprive any Participant of any Severance Payment to which he or she has vested and is entitled to under the Plan prior to the effective date of the action. This Plan shall neither impose nor confer any further rights or obligations on the Company or the Participant on the day after the end of the term of this Plan. Termination of this Plan shall not end the employment relationship between the Company and the Participant.
ARTICLE 8
Miscellaneous
8.1.    Participant Rights. Nothing in this Plan shall be construed as giving a Participant the right to be retained in the employment of the Company, and a Participant shall remain subject to discharge at any time to the same extent as if this Plan had not been adopted.
8.2    Tax Withholding. The Company shall, at the time required for such payment, deduct from any payments due under this Plan and remit to the Company or the proper governmental authorities an amount sufficient to satisfy federal, state, and local tax withholding requirements. Except with respect to the required tax withholdings, the Company shall not be liable for any other taxes payable with respect to the Severance Payment.
8.3.    Remedies. In addition to any other remedies available at law or under the terms of this Plan, the Company will be entitled to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Plan, in particular, Section 5.1, it being agreed that money damages alone would be an inadequate remedy for such breach. The rights and remedies of the Company under this Plan are cumulative and not alternative. If the Company brings a claim against the Participant under this Section 8.3, the non-prevailing party shall reimburse the prevailing party for its reasonable attorney’s fees and costs.
8.4.    Notice. Notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the last known residence address of the Participant or in the case of the Company, to its Chief Executive Officer (or in the case of notice from the Chief Executive Officer, to the Chair of the Compensation Committee of the Board of Directors), or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
8.5.    Anti-Alienation. Benefits conferred by this Plan shall not, to the extent permitted by law, be subject to alienation, assignment, pledge, levy, attachment, garnishment or other legal process or in any manner anticipated, encumbered, committed, withdrawn or surrendered, and neither shall the same be subject or liable in any way for debts, contracts, or agreements or other claims of creditors of such Participants or their beneficiaries, heirs, successors and assigns whether such claims are now contracted or which may hereafter be contracted or incurred prior to actual payment thereof.
8.6.    Non-application of Section 409A of the Code. It is the intent of the Company that this Plan satisfy those requirements of Section 409A of the Code to constitute a “separation pay plan” to exempt the payments hereunder from the definition of a “nonqualified deferred compensation plan” under Section 409A of the Code, and the Plan shall be so administered and interpreted in manner consistent with, and that gives effect to, such intention. The Company shall have the authority, without the consent of the Participant, to amend such provision to maintain, to maximum extent practicable, the intent that this Plan remains exempt from the requirements applicable to a “nonqualified deferred compensation plan” under Section 409A of the Code.
8.7.    Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
8.8.    Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made to any Participant or person that are not expressly set forth in this Plan.
8.9.    Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
8.10.    Governing Law. The validity, interpretation, construc-tion and performance of this Plan shall be governed by the laws of the State of Minnesota, except to the extent pre-empted by federal law.
MTS SYSTEMS CORPORATION

By /s/ Kristin Trecker
Its Senior Vice President and Chief Human Resources Officer